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                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Proxy Statement/Prospectus of CliniCom Incorporated and HBO & Company, which is made a part of the Registration Statement on Form S-4 of HBO & Company for the registration of up to 3,981,407 shares of its common stock, of our reports dated January 26, 1995 (except for Note 12, as to which the date is June 17, 1995) and March 31, 1995 (except for
Note 11, as to which the date is June 17, 1995), with respect to the financial statements of the Health Services Business of First Data Health Systems Corporation included in the Current Report on Form 8-K of HBO & Company dated July 31, 1995.

                                          ERNST & YOUNG LLP

Denver, Colorado
August 15, 1995